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                                                                      EXHIBIT 21

                            SUBSIDIARIES OF THE REGISTRANT



1.  Claremont Technology Group Canada, Inc., a Quebec corporation
2. Claremont Technology Group (U.K.) Limited, a corporation organized under the laws of the United Kingdom
3. Gunford Limited (Claremont Technology (Ireland) Limited), a corporation organized under the laws of Ireland
4.  Claremont Retirement Technologies, Inc., an Ohio corporation
5. Claremont Technology Group (Australia) PTY Limited, a corporation organized under the laws of Australia
6.  OpTex, Inc., an Ohio corporation